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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549


                               SCHEDULE  13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.  5    )*  REVISED
                                                       -------
                    INTERNATIONAL SHIPHOLDING CORPORATION
               -----------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
               -----------------------------------------------
                         (Title of Class of Securities)

                                   460321201
               -----------------------------------------------
                                (CUSIP Number)

Check  the  following box if a fee is being paid  with  the statement   .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d- 7).

*The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  CUSIP No. 460321201                 13G                    Page 2 of 4 Pages


 1   NAME OF REPORTING PERSON
     S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Niels W. Johnsen
         S.S. ####-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER  OF  A  GROUP *

                                              (a)
                                              (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America

                  5    SOLE VOTING POWER
                        319,654
  NUMBER OF
   SHARES         6    SHARED VOTING POWER
  BENEFICIALLY                0
   OWNED BY
    EACH          7    SOLE DISPOSITIVE POWER
  REPORTING             319,654
   PERSON
    WITH          8    SHARED DISPOSITIVE POWER
                              0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       319,654

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       4.92 %
 12  TYPE OF REPORTING PERSON *
         IN

                  * SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM      1(a) NAME OF ISSUER:
                  INTERNATIONAL SHIPHOLDING CORPORATION
          1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  650 Poydras Street
                  New Orleans, Louisiana 70130

ITEM      2(a) NAME OF PERSON FILING:
                  Niels W. Johnsen
          2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  One Whitehall Street
                  New York, NY 10004
          2(c) CITIZENSHIP:
                  United States
          2(d) TITLE OF CLASS OF SECURITIES:
                  Common
          2(e) CUSIP NUMBER:
                  460321201

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b) or 13(d)-2(b), check whether the person is a:
                  Not Applicable

ITEM      4    OWNERSHIP
               If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          4(a) Amount of Beneficially Owned:
                  319,654
          4(b) Percent of Class:
                  4.92%
          4(c) Number of shares as to which such person has:
               (I)    sole power to vote or to direct the vote
                        319,654
              (ii)    shared power to vote or to direct the vote
                              0
             (iii)    sole power to dispose or to direct the disposition of
                        319,654
              (iv)    shared power to dispose or to direct the disposition of
                              0

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ITEM      5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                   Reporting person 319,654 Shares - 4.92%

ITEM      6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                   Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                   Not Applicable

ITEM      8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS  OF THE  GROUP:
                   Not Applicable

ITEM      9    NOTICE OF DISSOLUTION OF GROUP:
                    Not Applicable

ITEM     10    CERTIFICATION:
                    Not Applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                August 16, 1999

SIGNATURE           /s/  Niels W. Johnsen

NAME/TITLE          Niels W. Johnsen, Chairman of the Board
                     International Shipholding Corporation